Exhibit 99.1

AMERICREDIT REORGANIZES EXECUTIVE TEAM

•	Clifton Morris adds duties as CEO
•	Daniel Berce promoted to President
•	Preston Miller promoted to CFO
•	Mark Floyd promoted to COO

FORT WORTH, Texas April 23, 2003 – The Board of Directors of AmeriCredit Corp. (NYSE:ACF) has reorganized the Company’s executive management team, effective immediately. Four executive officers have been promoted or had their duties expanded, and two executive officers have stepped down.

The Board has expanded the duties of Chairman Clifton Morris by returning him to the position of chairman and chief executive officer (CEO)—a position he held from 1988 until 2000. Morris replaces Michael Barrington, who has stepped down as president & CEO. Barrington will continue to serve on AmeriCredit’s Board of Directors and will serve as a consultant to the Company.

“The Board of Directors has decided that as the Company changes direction under its revised operating plan, now is an appropriate time for Mike to step down and for there to be a leadership change,” said AmeriCredit Chairman and CEO Clifton Morris. “The Company realized tremendous growth during Mike Barrington’s tenure, and the Board appreciates all that he has accomplished. We look forward to continuing our relationship with Mike in his roles as a director and consultant.”

To fill the position of president, the Board has promoted Daniel Berce. He had served as chief financial officer since 1991 and will remain a member of AmeriCredit’s Board of Directors. The Board has also promoted Preston Miller from treasurer to chief financial officer (CFO) and Mark Floyd from president of Dealer Services to chief operating officer (COO). Floyd replaces Michael Miller, who stepped down.

“As an executive management team, our strategic focus will remain the same,” said President Daniel Berce. “We are committed to our plans to preserve and strengthen our capital and liquidity. We are positioning AmeriCredit to generate positive cash flow by the June 2003 quarter and build liquidity thereafter. I look forward to leading the AmeriCredit team as we face the challenges and opportunities that lie ahead.”

“AmeriCredit has a team of highly experienced executives with full knowledge and understanding of the challenges ahead. The Board has confidence that the Company will prosper under the leadership of Dan Berce and our executive team as we move through our second decade in business,” Morris said.

About AmeriCredit

AmeriCredit Corp. is one of the largest independent middle-market auto finance companies in North America. Using its branch network and strategic alliances with auto groups and banks, the company purchases retail installment contracts entered into by auto dealers with consumers who are typically unable to obtain financing from traditional sources. AmeriCredit has more than one million customers and more than $15 billion in managed auto receivables. The company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

Contact:

Investor Relations		Media Relations
Kim Pulliam (817) 302-7009	Jason Landkamer (817) 302-7811	John Hoffman (817) 302-7627